UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2026

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	001-31567	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 South King Street, Honolulu, Hawaii
(Address of principal executive office)

96813
(Zip Code)

(808) 544-0500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, No Par Value	CPF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Control Agreements

On June 30, 2026, each of the executive officers of Central Pacific Financial Corp. (the “Company”), including its Chairman and Chief Executive Officer, Arnold D. Martines (the “CEO”), entered into a Change in Control Agreement with the Company. A brief summary of the material terms of each agreement is set forth below. The summary below is qualified by reference to the text of the Change in Control Agreements attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Term: Approximately three years, expiring on June 30, 2029. Following the initial term, the agreements automatically renew for successive one-year terms on each July 1 thereafter unless the Company gives the executive officer notice of nonrenewal prior to the automatic renewal date.

Benefits: The severance benefit for executive officers other than the CEO is (a) a lump sum payment in an amount equal to the sum of: (i) 2.0 times the executive officer’s annual base salary, (ii) 2.0 times the executive officer’s average annual bonus for the prior two years, and (iii) an amount equal to the COBRA premium for health plan coverage for the executive officer and qualified beneficiaries for a period of 18 months; (b) full vesting of outstanding equity awards, with performance-based awards vested at target numbers of shares; and (c) up to $25,000 for outplacement services.

The severance benefit provided under the CEO’s Change in Control Agreement is the same as for other executive officers, except that the CEO is eligible to receive 3.0 times his base salary and 3.0 times his average annual bonus for the prior two years.

An executive officer is required to enter into a release agreement with the Company in order to receive benefits under the agreement. Benefit payments are subject to the Company’s clawback and similar recovery policies, banking regulatory restrictions and Company confidential information and nonsolicitation protections. An executive officer eligible for benefits under his or her Change in Control Agreement is not entitled to benefits under any other Company severance plan, policy or agreement.

None of the executive officers is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code of 1986 (“Section 280G”). Instead, the Change in Control Agreements provide for a “best net” approach, whereby benefit payments are limited to the threshold amount under Section 280G if it would be more favorable to the applicable executive officer on a net after-tax basis than receiving the full benefit payments and paying the excise taxes.

Triggering Events: The change in control severance benefits are triggered upon the applicable executive officer’s (i) involuntary termination of employment by the Company without “Cause” (as defined in the applicable Change in Control Agreement) within the period beginning 90 days before and ending two years after a “Change in Control” (as defined in the applicable Change in Control Agreement) of the Company or (ii) voluntary termination of employment for “Good Reason” (as defined in the applicable Change in Control Agreement) within two years following a “Change in Control” of the Company. The benefit is not payable in the event of the applicable executive officer’s termination for “Cause,” the executive officer’s resignation for any reason other than for “Good Reason”, or the executive officer’s death or disability.

Item 9.01. Financial Statements and Exhibits

 (d) Exhibits.

Exhibit No.	Description
10.1	Change in Control Agreement with Arnold D. Martines, Chairman, President, and Chief Executive Officer, Central Pacific Financial Corp., effective June 30, 2026
10.2	Form of Executive Officer Change in Control Agreement, effective June 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date:	July 2, 2026	By:	/s/ Glenn K.C. Ching
Glenn K.C. Ching
Executive Vice President, Chief Legal Officer and
Corporate Secretary